Exhibit 99.1

Motus GI Reports Third Quarter 2023 Financial Results

and Provides Corporate Update

■	First case performed using the new FDA cleared Pure-Vu® EVS Gastro system, and expect to initiate broader market introductions by the end of 2023

■	Pure-Vu EVS Gastro addresses the Upper GI market, an area of high unmet clinical need, including approximately 400,000 cases of upper GI bleeds per year in the U.S. according to iData Research Inc.

■	The Company continues its exploration process to target strategic and financing alternatives aimed at accelerating commercialization of the Pure-Vu System and maximizing stockholder value

FORT LAUDERDALE, FL, November 13, 2023 – Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company focused on improving endoscopic outcomes and experiences, today reported its financial results for the third quarter ended September 30, 2023, and provided a corporate update.

“The past several months was an exciting period for the Company, as we executed against our strategy on several fronts. These activities have included achieving a number of regulatory and corporate milestones to better positionthe Company as we continue our process of evaluating strategic and financing alternatives aimed at accelerating market introduction of the Pure-Vu System and maximizing stockholder value,” commented Mark Pomeranz, Chief Executive Officer. “The Motus team and I are excited to have delivered on our goal of receiving FDA clearance for the Pure-Vu® EVS Gastro and Gen 4 Colon system a few weeks ago. This important milestone marks the success of the entire team’s hard work, innovative spirit and dedication, all while working under the condensed timeframe we proposed earlier this year. As we look ahead, we believe gastroenterologists are eager to begin utilizing these new products, especially in the emergent setting of an upper GI bleed, which has a mortality rate of up to 10%. We are working diligently to place the new device in top hospital systems in order to build a base of reference centers to support our strategic initiatives.”

Third Quarter and Recent Business Highlights

■

Received commercial clearance from the U.S. Food and Drug Administration (“FDA”) for the special 510(k) for technological advancements featured in the new Pure-Vu® EVS Gastro and Gen 4 Colon system, which both utilize the same workstation to create an effective platform to improve visualization in both the upper and lower GI tract to facilitate use in multiple indications.

The Company plans to initiate market introduction of the Pure-Vu EVS Gastro and Gen 4 Colon into top hospital systems in the U.S. by the end of the year. In addition, the Company has established a strong supply chain to support future strategic initiatives.

■	Received approval from the Israeli Ministry of Health, Medical Device Division (known as “AMAR”) to initiate commercial sales of the Pure-Vu EVS System in Israel and is in the final stages of CE Mark process for the Pure Vu EVS in Europe under the new MDR regulations. The Company continues to evaluate potential strategic agreements with medical device companies and distributors who have an existing commercial footprint in various regions of the world.

■	Appointed medical device industry veteran, Scott Durbin, to the Company’s Board of Directors.

■	The Company continues its exploration process to target strategic and financing alternatives aimed at accelerating commercialization of the Pure-Vu System and maximizing stockholder value.

Financial Results for the Third Quarter Ended September 30, 2023

The Company reported revenue of $86,000 for the third quarter 2023, compared to $278,000 for the same period last year. Revenues for this past quarter were primarily derived from disposable sleeve sales and limited workstation sales.

For the three months ended September 30, 2023, the Company reported a net loss attributable to common shareholders of $2.7 million, or $4.28 per basic and diluted share. This is comparable to a net loss attributable to common shareholders of $5.0 million, or $26.99 per basic and diluted share, for the same period last year. Per share data is on a split adjusted basis resulting from the Company’s reverse stock split effective as of November 2, 2023.

During the third quarter 2023, net cash used in operating activities and for the purchase of fixed assets was $2.0 million compared to $3.8 million for the same period of 2022.

In September 2023, the Company announced an agreement to amend the royalty payment rights and, subsequently, cancelled the royalty rights in exchange for an aggregate of 97,042 shares of Motus common stock, effective as of September 12, 2023. This represents an approximate exchange ratio of 822.21 shares of common stock for each 1.0% of the aggregate royalty amount. Share data is on a split adjusted basis resulting from the Company’s reverse stock split effective as of November 2, 2023. The cancellation of the royalty rights resulted in an elimination of approximately $1.1 million in contingent royalty obligations from the balance sheet.

The Company reported $5.7 million in cash and cash equivalents as of September 30, 2023. This balance included the fully funded credit facility with Kreos Capital, which has approximately $9.2 million due and outstanding as of September 30, 2023. The Company believes that its current cash and cash equivalents will be sufficient to allow the Company to fund its commercial, R&D and corporate operations through the first quarter of 2024.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter , LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, statements relating to the reverse split, risks related to market and other conditions, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Troy Williams

LifeSci Advisors

(518) 221-0106

twilliams@lifesciadvisors.com

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	September 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,724	$14,042
Accounts receivable	102	59
Inventory, current	407	488
Prepaid expenses and other current assets	509	781
Total current assets	6,742	15,370

Fixed assets, net	1,101	1,325
Inventory, non-current	374	511
Right-of-use assets	261	428
Other non-current assets	13	13
Total assets	$8,491	$17,647

Liabilities and Shareholders’ (Deficiency) Equity
Current liabilities:
Accounts payable and accrued expenses	$1,466	$1,969
Operating lease liabilities - current	220	245
Other current liabilities	62	53
Current portion of long-term debt, net of unamortized debt discount of $132 and $182, respectively	2,781	2,532
Total current liabilities	4,529	4,799

Contingent royalty obligation	-	1,212
Operating lease liabilities - non-current	34	178
Convertible note, net of unamortized debt discount of $64 and $108, respectively	3,936	3,892
Long-term debt, net of unamortized debt discount of $44 and $135, respectively	2,470	4,589
Total liabilities	10,969	14,670

Commitments and contingent liabilities (Note 9)
Shareholders’ (deficiency) equity
Common stock $0.0001 par value; 115,000,000 shares authorized; 530,449 and 310,651 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	-	-
Additional paid-in capital	148,935	144,328
Accumulated deficit	(151,413)	(141,351)
Total shareholders’ (deficiency) equity	(2,478)	2,977
Total liabilities and shareholders’ (deficiency) equity	$8,491	$17,647

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$86	$278	$255	$483

Operating expenses:
Cost of revenue - sales	22	83	62	166
Cost of revenue - impairment of inventory	26	-	221	159
Research and development	693	1,573	2,906	4,261
Sales and marketing	188	1,349	1,367	3,554
General and administrative	1,551	1,978	5,134	6,167
Total costs and expenses	2,480	4,983	9,690	14,307
Loss from Operations	(2,394)	(4,705)	(9,435)	(13,824)

Gain (loss) on change in estimated fair value of contingent royalty obligation	(53)	34	103	(29)
Finance expense, net	(222)	(310)	(707)	(1,001)
Foreign currency gain (loss)	(10)	17	(23)	(61)

Net loss	$(2,679)	$(4,964)	$(10,062)	$(14,915)
Basic and diluted loss per common share:	$(4.28)	$(26.99)	$(20.80)	$(80.97)
Weighted average number of common shares outstanding, basic and diluted	626,470	183,897	483,711	184,210